EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-287947, 333-279054, and 333-218755 on Form S-8 of InterDigital, Inc.’s report dated June 20, 2024, appearing in this Annual Report on Form 11-K of the InterDigital Savings and Protection Plan for the year ended December 31, 2023.

/s/ Morison Cogen LLP
Blue Bell, Pennsylvania
June 18, 2025